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                                                                      EXHIBIT 11



                                 ENSTAR INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                          -----------------    -------------------------------------------------
                                                           1996      1995      1995       1994        1993      1992        1991
                                                           ----      ----      ----       ----        ----      ----        ----
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings:

Income (loss) from continuing
        operations before income taxes
        and equity in earnings ..........................  $ 219    $  408    $  786    $ (1,050)   $ (2,339)   $(1,524)  $ (1,081)

Fixed charges ...........................................    398       397       512         609         636        620        667
                                                           -----    ------    ------    --------    --------    -------   --------
Income from continuing operations
        before income taxes, equity in
        earnings and fixed charges ......................  $ 617    $  805    $1,298    $   (441)   $ (1,703)   $  (904)  $   (414)
                                                           =====    ======    ======    ========    ========    =======   ========

Fixed Charges:
        Interest expense ................................  $ 191    $  210    $  247    $    348    $    361    $   373   $    415
        Interest portion of rentals .....................    207       187       265         261         275        247        252
        Amortization of debt expense ....................      0         0         0           0           0          0          0
                                                           -----    ------    ------    --------    --------    -------   --------

                                                           $ 398    $  397    $  512    $    609    $    636    $   620   $    667
                                                           =====    ======    ======    ========    ========    =======   ========

Ratio of earnings to fixed charges ......................   1.55      2.03      2.54       (0.72)      (2.68)     (1.46)     (0.62)

Earnings coverage deficit below
        1:1 ratio .......................................     --        --        --       1,050       2,339      1,524      1,081
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